Exhibit 4.5

EXECUTION COPY

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT, dated January 22, 2013 (as may be amended, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), among Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), InterMedia Español Holdings, LLC, a Delaware limited liability company (“IM”), Cine Latino, Inc., a Delaware corporation (“Cine”), and the parties identified as “IM Investor”, “Cine Investors” and “Azteca Investors” (collectively, the “Investors”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Azteca Acquisition Corporation, a Delaware corporation (“Azteca”), IM, Cine, Hemisphere Merger Sub I, LLC, a Delaware limited liability company (“IM Merger Sub”), Hemisphere Merger Sub II, Inc., a Delaware corporation (“Azteca Merger Sub”), and Hemisphere Merger Sub III, Inc., a Delaware corporation (“Cine Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) IM Merger Sub will be merged with and into IM (the “IM Merger”), (ii) Cine Merger Sub will be merged with and into Cine (the “Cine Merger”) and (iii) Azteca Merger Sub will be merged with and into Azteca (the “Azteca Merger” and together with the IM Merger and the Cine Merger, the “Mergers”);

WHEREAS, at the effective time of the Mergers, among other things, (i) the IM Investor shall receive shares of Class B Common Stock in exchange for the membership units of IM formerly held by it, (ii) the Cine Investors shall receive shares of Class B Common Stock in exchange for the shares of Cine formerly held by them and (iii) the Azteca Investors shall receive shares of Class A Common Stock in exchange for the shares of Azteca held by them;

WHEREAS, immediately following the effective time of the Mergers, the Company will sell to the IM Investors and the Cine Investors an aggregate of 2,333,334 post amendment warrants (i.e. warrants to purchase 1,166,667 shares of Class A Common Stock) for a purchase price of $0.50 per warrant (together with the warrants to purchase shares of Class A Common Stock held as of the effective time of the Mergers by the Azteca Investors, the “Warrants”), and

WHEREAS, as a condition and inducement to the parties entering into the Merger Agreement and incurring the obligations set forth therein, the Investors concurrently with the execution and delivery of the Merger Agreement, are entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions and Interpretation.

(a)                                 Certain Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Agreement” has the meaning set forth in the Preamble.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

“Azteca” has the meaning set forth in the Recitals.

“Azteca Investors” has the meaning set forth on Schedule I hereto.

“Azteca Merger” has the meaning set forth in the Recitals.

“Azteca Merger Sub” has the meaning set forth in the Recitals.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Cine” has the meaning set forth in the Recitals.

“Cine Investors” has the meaning set forth on Schedule 1 hereto.

“Cinema Aeropuerto” means Cinema Aeropuerto, S.A. de C.V.

“Cine Merger” has the meaning set forth in the Recitals.

“Cine Merger Sub” has the meaning set forth in the Recitals.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.0001 per share.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class B Common Stock and  any other capital stock of the Company (or any successor entity) into which such stock is reclassified or reconstituted and any other common stock of the Company (or any successor entity).

“Company” has the meaning set forth in the Preamble.

“Consummation Date” has the meaning set forth in Section 2(a).

“Equity Restructuring and Warrant Purchase Agreement” means the Equity Restructuring and Warrant Purchase Agreement, dated as of the date hereof, by and among Azteca, the Company, and certain of the Investors.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Forfeiture Shares” means the Shares of Common Stock subject to forfeiture by certain Holders pursuant to Sections 1(a), 1(b) and 1(c) of the Equity Restructuring and Warrant Purchase Agreement.

“Holder” means the Investors and any Permitted Transferee thereof to whom Securities are transferred in accordance with Section 2.

“IM” has the meaning set forth in the Recitals.

“IM Investor” has the meaning set forth on Schedule 1 hereto.

“IM Merger” has the meaning set forth in the Recitals.

“IM Merger Sub” has the meaning set forth in the Recitals.

“Investors” has the meaning set forth in the Preamble.

“Lock-up Period” means the period commencing on the Consummation Date to and including the date that is (a) in the case of the Common Stock (including the Warrant Shares), one year following the Consummation Date and (b) in the case of the Warrants, 30 days following the Consummation Date.

“Merger Agreement” has the meaning set forth in the recitals.

“Permitted Transfer” has the meaning set forth in Section 2.

“Permitted Transferee” means, (i) with respect to any Holder who is an individual, (x) a member of such Holder’s immediate family (which shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or a trust, corporation, partnership or limited liability company for the benefit of such person and/or an immediate family member, all of the beneficial interests of which shall be held by such Holder and/or one or more members of such Holder’s immediate family, and shall include such Holder’s heirs, successors, administrators and executor, (y) any beneficiary pursuant to will, other testamentary document or applicable laws of decent and (z) any person receiving Securities pursuant to a qualified domestic relations order, (ii) with respect to any Holder that is an entity, any Affiliate of such entity or any of its or its Affiliate’s holders of equity, (iii) with respect to any IM Investor or InterMedia Cinelatino, LLC, any managing director, general partner, director, limited partner, member, officer or employee of such IM Investor or InterMedia Cinelatino, LLC or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include such IM Investor or InterMedia Cinelatino, LLC, or its Affiliates, (iv) with respect to Cinema Aeropuerto, (a) any director, officer or employee of

Cinema Aeropuerto or (b) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include Cinema Aeropuerto, or its Affiliates, (v) with respect to any Azteca Investor that is an entity (a) any managing director, general partner, director, limited partner, member, officer or employee of such Azteca Investor or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include such Azteca Investor, or its Affiliates, (b) by virtue of the Azteca Investor’s charter documents upon dissolution of the Azteca Investor; and (vi) as a bona fide gift or gifts to any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Registrable Securities” has the meaning assigned to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date hereof among the Company and certain investor parties named therein.

“Securities” shall mean any of the following: (i) any and all shares of Common Stock owned on the Consummation Date by the Holders and any shares of Common Stock issuable upon exercise, conversion or exchange of other securities of the Company owned on the Consummation Date by the Holders, (ii) any securities of the Company issued in respect of the shares of Common Stock owned on the Consummation Date by the Holders issued or issuable to any of the Holders by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock issuable upon conversion, exercise or exchange thereof and (iii) any other securities of the Company owned on the Consummation Date by the Holders that are convertible into or exercisable or exchangeable for Common Stock, whether at the option of the Holder or otherwise, including without limitation, the Warrants.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Transfer” means, with respect to any security, the offer for sale, sale, pledge, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, share lending arrangement or other transfer or disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future), whether directly or indirectly, of such security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another, in whole or in part, any rights, economic benefits or consequences, or risks of ownership, including by way of settlement by delivery of such security or other securities in cash or otherwise.

“Warrants” has the meaning set forth in the Recitals.

“Warrant Shares” shall mean any of the following: (i) any and all shares of Common Stock issuable upon exercise, conversion or exchange of the Warrants by the Holders and (ii) any securities of the Company issued in respect of the shares of Common Stock issuable upon exercise, conversion or exchange of the Warrants to any of the Holders by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock issuable upon conversion, exercise or exchange thereof.

(b)                                 Interpretation.  Unless otherwise noted:

(i)                                     All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time.

(ii)                                  All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii)                               All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended from time to time.

Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

2.                                      Transfers.

(a)                                 Each of the undersigned understands and agrees that upon consummation of the Mergers (the “Consummation Date”) and in accordance with the Merger Agreement and the Equity Restructuring and Warrant Purchase Agreement, the Company proposes to issue Common Stock and/or Warrants to the Investors.

(b)                                 Subject to Section 2(d) of this Agreement, no Holder may Transfer all or any portion of its Securities during the Lock-up Period; provided, that no such limitation on Transfers shall apply to (i) with respect to any Holder, Transfers to Permitted Transferees of such Holder, (ii) Transfers to the Company or any of its officers or directors, (iii) Transfers by a Holder and its Affiliates to any other Holder and its Affiliates, (iv) Transfers in connection with the Company’s consummation of a merger, share exchange or other similar transaction that results in all of the Company’s security holders having the right to exchange their shares of Common Stock for cash, securities or other property; (v) Transfers pursuant to an acceptance of a general offer for a class of Securities made to all holders of such class on equal terms; (vi) the provision of an irrevocable undertaking to accept an offer as described in clause (v) above; (vii) Transfers of any Securities acquired by an Investor after the Consummation Date in any openmarket transaction; and (viii) as may be approved in writing from time to time by the Board of Directors (each such Transfer described in clauses (i)-(viii)of this Section 2, subject to compliance with Section 3 in the case of clauses (i)-(iii), a “Permitted Transfer”).

Notwithstanding anything to the contrary in this Agreement, Transfers of Securities shall not be permitted except in accordance with this Section 2 and as set forth in Section 3.  Each Holder agrees that it may not make any demand for or exercise any right with respect to, the registration of any Registrable Securities until the expiration of the Lock-up Period, except (i) as may be separately approved in writing by the Board of Directors of the Company in connection with any Permitted Transfer or (ii) to the extent that such registration statement does not become effective prior to the end of the Lock-Up Period; provided, however, that the foregoing shall not be applicable with respect to Securities released from restrictions on Transfer pursuant to Section 2(d) of this Agreement.

(c)                                  In addition to the restrictions on Transfer set forth in Section 2(b), no Holder may Transfer all or any portion of its Forfeiture Shares during or following the Lock-up Period unless and until the date the applicable sales price targets set forth in Section 1(a) and 1(b) of the Equity Restructuring and Warrant Purchase Agreement, with respect to the Existing Azteca Holders, and Section 1(c) of the Equity Restructuring and Warrant Purchase Agreement, with respect to the Sellers (as defined in the Equity Restructuring and Warrant Purchase Agreement), have been met; provided, that if such price targets shall have been met prior to the expiration of the Lock-Up Period, then such Forfeiture Shares shall continue to be subject to Section 2(b) and 2(d) hereof.

(d)                                 If, subsequent to the Consummation Date, (i) the last sales price of the Class A Common Stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Consummation Date, 50% of the Securities shall be released from all restrictions on Transfer herein, (ii) the last sales price of the Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Consummation Date, the remaining 50% of the Securities shall be released from all restrictions on Transfer herein (other than such restrictions included in Section 2(c) above), and (iii) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the stockholders of the Company having the right to exchange their shares of Company Common Stock for cash, securities or other property, the undersigned shall be released from all restrictions on Transfer herein (including those specified in Section 2(c) above).

3.                                      Permitted Transfers; No Effect of Transfers.

(a)                                 No Transfer shall be deemed a Permitted Transfer hereunder unless and until at the time of Transfer of such Security as contemplated by Section 2 hereof such Permitted Transferee executes and delivers to the Company a joinder agreement in form and substance attached as Exhibit A hereto, to evidence its agreement to be bound by, and to comply with, this Agreement as a Holder.

(b)                                 No Transfer of any Securities in violation of any provision of this Agreement will be effective to pass any title thereto to, or create any interest therein in favor of, any Person.  Any Holder who intentionally and knowingly attempts to effect a Transfer in violation of this

Agreement will be deemed to have committed a material breach of its obligations to the other Holders and to the Company hereunder.

4.                                      Restrictive Legend; Stop Transfer Instruction.

(a)                                 Certificates representing the Securities may bear the following legend: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT AMONG THE REGISTERED OWNER OF SUCH SECURITIES, HEMISPHERE MEDIA GROUP, INC. AND CERTAIN OTHER PARTIES THERETO THAT MATERIALLY RESTRICTS THE TRANSFERABILITY OF THE SECURITIES.  A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF HEMISPHERE MEDIA GROUP, INC.

(b)                                 In order to ensure compliance with the provisions contained herein, each Holder agrees that the Company may issue appropriate “stop transfer” certificates or instructions with the Company’s transfer agent and registrar against the transfer of a Holder’s Securities, or otherwise make adequate provision to restrict the transferability of the Securities, in the event of a transfer other than in compliance with the provisions of this Agreement and that it may make appropriate notations to the same effect in its records.

5.                                      Successors and Assigns; Third Party Beneficiaries.  Each of the undersigned understands that the Company and the other parties hereto are relying upon this Agreement in proceeding toward consummation of the Mergers.  Each of the undersigned further understands that this Agreement is irrevocable and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as provided herein.  No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement; provided, that the Company is expressly intended to be a third party beneficiary of the parties’ agreements herein and shall have the right to enforce the provisions of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.                                      Termination.  This Agreement shall automatically terminate and be of no further force or effect upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the first Business Day following the expiration of the Lock-up Period; provided, that Section 3(b), Section 4 and Sections 7 through 18 of this Agreement shall survive termination under this Section 6; provided, further, that Section 2(c) shall survive in accordance with its terms.

7.                                      Remedies.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any party.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at Law or in equity.

8.                                      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by electronic mail, sent by an internationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)                                     If to the Company:

Hemisphere Media Group, Inc.

c/o InterMedia Partners, L.P.

2000 Ponce de Leon Boulevard

Suite 500

Coral Gables, FL 33134

Attention:  Mr. Alan Sokol

Fax No:  (305) 421-6389

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attn: Jeffrey D. Marell, Esq.
         Tracey A. Zaccone, Esq.

(ii)                                  If to the Investors, at the addresses set forth on Schedule I hereto;

(iii)                               If to any Holder, as set forth in the applicable joinder agreement.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or electronically transmitted.  Any party to be given notice in accordance with this section may designate another address or Peron for receipt of notices hereunder.

9.                                      Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.                               GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES, WHETHER

ARISING IN LAW OR IN EQUITY, IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.  Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  To the fullest extent they may effectively do so under applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.                               Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

13.                               Rules of Construction.  Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.  Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

14.                               Interpretation.  The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

15.                               Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including without limitation the transfer restrictions applicable to certain of the Azteca Investors set forth in (i) the Letter Agreement dated June 29, 2011 between certain Azteca Investors and Azteca and (ii) the Securities Purchase Agreement dated April 15, 2011 between Azteca and certain Azteca Investors (as amended).  This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein.

16.                               Further Assurances.  Each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, in the most expeditious manner practicable to carry out or to perform the provisions of this Agreement.

17.                               Other Agreements.  Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of securities of the Company imposed by any other agreement, including the Registration Rights Agreement.

18.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Craig Fischer
Name:	Craig Fischer
Title:	Vice President, Secretary and Treasurer

AZTECA ACQUISITION HOLDINGS, LLC

By:	/s/ Gabriel Brener
Name:	Gabriel Brener
Title:	President

BRENER INTERNATIONAL GROUP, LLC

By:	/s/ Gabriel Brener
Name:	Gabriel Brener
Title:	Chief Executive Officer

/s/ Gabriel Brener
GABRIEL BRENER

/s/ Clive Fleissig
CLIVE FLEISSIG

/s/ Juan Pablo Alban
JUAN PABLO ALBAN

/s/ John Engelman
JOHN ENGELMAN

/s/ Alfredo E. Ayub
ALFREDO E. AYUB

[Signature Page to Lock-Up Agreement]

INTERMEDIA PARTNERS VII, L.P.

By:	/s/ Mark Coleman

Name:	Mark Coleman
Title:	Authorized Signatory

INTERMEDIA CINE LATINO, LLC

By:	/s/ Craig Fischer

Name:	Craig Fischer
Title:	Authorized Signatory

CINEMA AEROPUERTO, S.A. DE C.V.

By:	/s/ Joaquín Vargas Guajardo

Name:	Joaquín Vargas Guajardo
Title:	Attorney-in-fact

/s/ James M. McNamara
JAMES M. MCNAMARA

[Signature Page to Lock-Up Agreement]

Schedule 1

IM Investors

InterMedia Partners VII, L.P.

c/o InterMedia Partners, L.P.

405 Lexington Avenue

48th Floor

New York, NY 10174

Attention:  Mark Coleman, Esq. and Mr. Craig Fischer

Fax No:  (212) 503-2879

Email:  mcoleman @intermediaadvisors.com and cfischer@intermediaadvisors.com

Cine Investors

InterMedia Cine Latino, LLC

c/o InterMedia Partners, L.P.

405 Lexington Avenue

48th Floor

New York, NY 10174

Attention:  Mark Coleman, Esq. and Mr. Craig Fischer

Fax No:  (212) 503-2879

Email: mcoleman @intermediaadvisors.com and cfischer@intermediaadvisors.com

James M. McNamara

c/o Del, Shaw, Moonves, Tanaka, Finkelstein & Lezcano

2120 Colorado Avenue

Suite 200

Santa Monica, CA 90404

Attention:  Jeffrey S. Finkelstein, Esq. and Ernest Del, Esq,

Fax No:  310-978-7999

Email: jfinkelstein@dsmtfl.com and edel@dsmtfl.com

Cinema Aeropuerto, S.A. de C.V.

Blvd. Manuel Avila Camacho 147

Chapultepec Morales

11510 Ciudad de Mexico, D.F.

Mexico
Attention: Mr. Jose Antonio Abad

Fax No. +52 (55) 2583 4314

Email: jabad@mvs.com

Azteca Investors

Azteca Acquisition Holdings, LLC

Brener International Group, LLC

Gabriel Brener

Clive Fleissig

Juan Pablo Alban

John Engelman

Alfredo E. Ayub

c/o  Brener International Group, LLC
421 No. Beverly Dr., Suite 300
Beverly Hills, CA 90210
Attention:  Juan Pablo Albán
Fax: 310-553-1637
Email: jpalban@brenergroup.com

Exhibit A

Form of Joinder Agreement

ACKNOWLEDGMENT AND AGREEMENT

Joinder to Lock-Up Agreement

Relating to Hemisphere Media Group, Inc. Common Stock

WHEREAS, the undersigned (the “Transferee”) wishes to receive, from                            (the “Transferor”),                      shares, par value $0.0001 per share, of [Class A] [Class B] common stock (the “Common Stock”), of Hemisphere Media Group, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Common Stock is subject to that certain Lock-Up Agreement, dated as of January 22, 2013 (the “Agreement”), by and among the Company and certain investors named therein.  Capitalized terms used herein and not otherwise defined are given the meaning assigned to such terms in the Agreement;

WHEREAS, the Transferee has been given a copy of the Agreement and afforded ample opportunity to read it, and the Transferee is thoroughly familiar with its terms; and

WHEREAS, pursuant to the terms of the Agreement, the Transferor may not Transfer all or any portion of the Transferor’s Common Stock unless in compliance with the Agreement and in accordance with Section 2 and Section 3 thereof.  This Acknowledgment and Agreement constitutes a joinder agreement as contemplated by Section 3(a) of the Agreement.

NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer such Common Stock to the Transferee and the Company to permit such transfer, the Transferee does hereby acknowledge and agree that (i) the

Transferee has been given a copy of the Agreement and ample opportunity to read it, and is thoroughly familiar with its terms, (ii) the Common Stock are subject to the terms and conditions set forth in the Agreement and (iii) the Transferee shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.

Signed this day of , 20 ,

Transferee:

By:
Name:
Title: